Exhibit 99.1

  Pitney Bowes Announces Third Quarter 2019 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--November 5, 2019--Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, data and financial services today announced its financial results for the third quarter 2019.

Quarterly Results:

  Revenue of $790 million, an increase of 4 percent; an increase of 6 percent when adjusted for both the impact of currency and market exits
  GAAP EPS loss of $0.02; Adjusted EPS of $0.24
  GAAP EPS includes a non-cash $0.16 per share impairment charge related to capitalized software costs incurred in the development of a new enterprise business platform in certain international markets
  GAAP cash from operations of $96 million; free cash flow of $69 million

Transaction signed and Debt Management:

  On August 26, 2019, the Company announced it entered into a definitive agreement to sell its Software Solutions business to Syncsort for $700 million in cash.
  The Company is using the majority of the net proceeds to pay down near-term debt maturities.
  On September 27, 2019, the Company repaid the balance of its $200 million September 2020 term loan.
  In November 2019, the Company replaced its existing revolving credit facility with a new revolving credit facility for $500 million and secured a new five-year Term Loan A for $400 million.
  In November 2019, the Company repaid the $150 million term loan due in November 2019 and the balance of the $300 million term loan due in December 2020.

“We made solid progress transforming our company in the third quarter,” said Marc B. Lautenbach. “Revenue grew six percent, when adjusted for both the impact of currency and market exits, driven by strong growth in Commerce Services and improved performance in SendTech. This was the strongest revenue performance for the company in some time and is affirmation that the capabilities we are building are in demand. Six percent revenue growth puts us on track to grow for the year, which will be our third consecutive year of growth. At the same time we continued to invest in our parcel network to accommodate our substantial growth in shipping volumes.”

Lautenbach added: “In August we announced the sale of our Software business to Syncsort. The transaction is anticipated to close by the end of the year, and we expect to use the majority of the net proceeds to pay down debt. With the conclusion of the sale, Pitney Bowes will move forward as a more streamlined technology company focusing on shipping, mailing, and financial services, which are all markets where we have competitive advantage.

“In addition to the debt we will pay down with the net proceeds, we recently also repaid term loans, secured a new Term Loan A and replaced our revolving credit facility. These actions in aggregate strengthen our balance sheet,” said Lautenbach.

Third Quarter 2019 Results

Revenue totaled $790 million, which was an increase of 4 percent versus prior year. Revenue increased 6 percent when adjusted for both the impact of currency and the January 2019 sale of direct operations in 6 smaller European markets (market exits).

Commerce Services revenue grew 15 percent. Sending Technology Solutions (SendTech Solutions) revenue declined 6 percent as reported and 5 percent when adjusted for the impact of currency. SendTech Solutions revenue declined 3 percent when adjusted for both the impact of currency and market exits.

GAAP earnings per diluted share (GAAP EPS) was a loss of $0.02, which includes a non-cash $0.16 per share impairment charge related to capitalized software costs incurred in the development of a new enterprise business platform in certain international markets.

Adjusted earnings per diluted share (Adjusted EPS) were $0.24.

GAAP and adjusted EPS included a net benefit of $0.13 related to the release of a foreign deferred tax asset valuation allowance.

The Company’s earnings per share results for the third quarter are summarized in the table below:

	Third Quarter*
	2019	2018
GAAP EPS	($0.02)	$0.43
Discontinued operations	$0.05	($0.17)
GAAP EPS from continuing operations	$0.03	$0.25
Restructuring charges and asset impairments, net	$0.20	$0.02
Loss on extinguishment of debt	-	$0.03
Tax adjustments, net	-	($0.04)
Adjusted EPS	$0.24	$0.27
* The sum of the earnings per share may not equal the totals above due to rounding.

GAAP Cash from Operations and Free Cash Flow Results

GAAP cash from operations during the quarter was $96 million and free cash flow was $69 million. Compared to prior year, the decline in free cash flow was driven by lower net income and higher capital expenditures, partly offset by higher reserve account deposits.

During the quarter, the Company reduced debt by $175 million, paid $9 million in dividends to its common shareholders and repurchased $5 million of its shares.

Debt and Credit Facility Management

In September 2019, the Company repaid the balance of its $200 million September 2020 term loan. In November 2019, the Company secured a new five-year Term Loan A for $400 million and replaced its revolving credit facility. The new revolving credit facility is a $500 million five-year secured facility. In November, the Company also repaid the $150 million term loan due in November 2019 and the balance of the $300 million term loan due in December 2020. The Company is using the majority of the net proceeds from the sale of its Software Solutions business to pay down near-term debt maturities.

Status of Sale of Software Solutions

On August 26, 2019, the Company announced that it entered into a definitive agreement to sell its Software Solutions business to Syncsort for $700 million in cash. As a result of the sale, the Software Solutions business has been recorded as a discontinued operation and prior period amounts have been recast to exclude Software Solution’s results from continuing operations. The transaction is expected to close before the end of the calendar year, pending regulatory approvals and other customary closing conditions.

Third Quarter 2019 Business Segment Reporting

Effective in the third quarter, the Company revised its segment reporting to combine the North America Mailing and International Mailing segments into the Sending Technology Solutions segment to reflect how it manages these operations and the products and services it provides to its clients.

The Commerce Services group includes the Global Ecommerce and Presort Services segments. Global Ecommerce facilitates domestic retail and ecommerce shipping solutions, including fulfillment and returns, and global cross-border ecommerce transactions. Presort Services provides sortation services to qualify large volumes of First Class Mail, Marketing Mail and Bound and Packet Mail (Marketing Mail Flats and Bound Printed Matter) for postal workshare discounts.

The Sending Technology Solutions segment offers physical and digital mailing and shipping technology solutions, financing, services, supplies and other applications for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats.

The results for each segment within the group may not equal the subtotals for the group due to rounding.

Commerce Services

($ millions)	Third Quarter
Revenue	2019	2018	Y/Y Reported	Y/Y Ex Currency
Global Ecommerce	$279	$233	20%	20%
Presort Services	131	125	5%	5%
Commerce Services	$410	$358	15%	15%

EBITDA
Global Ecommerce	($4)	$1	>(100%)
Presort Services	25	24	4%
Commerce Services	$21	$25	(17%)

EBIT
Global Ecommerce	($22)	($14)	(52%)
Presort Services	18	17	1%
Commerce Services	($4)	$3	>(100%)

Global Ecommerce

Revenue increased from prior year across all platforms. The major volume driver was the domestic parcel platform. EBIT and EBITDA margins were impacted by investments in market growth opportunities, including engineering, facilities and marketing programs. Compared to prior year, the margin decline was also driven by a shift in the mix of business to faster growing, but lower-margin services along with additional fulfillment costs in order to meet client service level agreements.

Presort Services

Revenue growth was driven by volume growth across all mail classes. Gross margin increased versus prior quarter and prior year driven by lower labor cost per unit partially offset by lower revenue per piece. EBIT and EBITDA margins increased from prior quarter and were relatively flat compared to prior year.

SendTech Solutions

($ millions)	Third Quarter
	2019	2018	Y/Y	Y/Y	Y/Y Ex Currency
			Reported	Ex Currency	& Market Exits*
Revenue	$380	$402	(6%)	(5%)	(3%)
EBITDA	$141	$144	(2%)
EBIT	$131	$135	(3%)
* Excluding $9 million related to market exits and $3 million related to the impacts of currency

SendTech Solutions

Reported revenue was impacted by the previously announced market exits. Excluding the effect from currency and market exits, the revenue decline was driven by lower support services, financing and supplies revenue partially offset by higher equipment sales and business services. EBIT and EBITDA margins increased versus prior year driven by lower expenses partially offset by higher tariff costs.

2019 Guidance

On October 12, 2019, the Company experienced a ransomware attack. At this point, virtually all operations are up and running and no data has been compromised. The Company has insurance to cover these types of events and expects a significant portion of any profit impact, including the profit associated with any loss of revenue due to the ransomware attack, to ultimately be covered by insurance.

Given this ransomware attack is a unique event, the majority of the incremental costs and subsequent insurance recoveries will be excluded from the Company’s adjusted EPS.

As a result, the Company is reaffirming its adjusted EPS and free cash flow annual guidance. The Company expects the impact of the ransomware attack to full year revenue could be approximately one-half percent.

  Revenue, on a constant currency basis is expected to be in the range of 1 percent to 2 percent growth when compared to 2018. This range does not contemplate any impact of the ransomware attack, which could be approximately one-half percent.
  Adjusted EPS from continuing operations to be in the range of $0.65 to $0.75.
  Free cash flow to be in the range of $175 million to $205 million.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments, special contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could, individually or in the aggregate, have a material impact on the Company’s performance.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; location data; customer information and engagement software; services; and financing. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Disclosure Using Social Media

Pitney Bowes announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. The Company already makes frequent use of its investor relations website to disseminate material information, as well as social media platforms, including Twitter, Facebook and LinkedIn. Investors, buy and sell-side analysts, media and influencers should note that the Company plans to continue to announce material financial information using the Pitney Bowes investor relations website, SEC filings, and press releases, public conference calls and webcasts. Pitney Bowes is notifying investors, media and others interested in the Company that in the future, the Company may choose to communicate material information through its social media channels, or it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Pitney Bowes encourages investors, the media, and others interested in the Company to review the information posted on the Company’s investor relations site (https://www.investorrelations.pitneybowes.com/), Twitter (https://twitter.com/PBnews and https://twitter.com/PitneyBowes), Facebook (https://www.facebook.com/PitneyBowes/), and LinkedIn (https://www.linkedin.com/company/pitney-bowes/). The Company may communicate on social media platforms not listed here as well as create new accounts in the future. Any updates to the list of social media channels Pitney Bowes will use to announce material information will be posted on the Investor Relations page.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in its disclosures the Company uses certain non-GAAP measures, such as adjusted earnings before interest and taxes (EBIT), adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share (EPS), revenue growth on a constant currency basis and free cash flow.

The Company reports measures such as adjusted EBIT, adjusted EBITDA and adjusted EPS to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. In addition, the Company reported the comparison of revenue excluding the impact of currency and market exits to prior year, which excludes the impact of changes in foreign currency exchange rates since the prior period and also excludes the revenues associated with the recent market exits in several smaller markets. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue, as well as reported revenue to “revenue excluding the impact of currency and market exits” can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, special contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

Segment EBIT is the primary measure of profitability and operational performance at the segment level. Segment EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. The Company has also included segment EBITDA as a useful measure for profitability and operational performance, and an additional way to look at the economics of the segments, especially in light of some of the Company’s more recent, larger acquisitions. Segment EBITDA further excludes depreciation and amortization expense for the segment. A reconciliation of segment EBIT and EBITDA to net income can be found in the attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information can be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: declining physical mail volumes; expenses and potential impact on client relationships resulting from the October 2019 malware attack that affected the Company's operations; a breach of security, including a future cyber-attack or other comparable event; the continued availability and security of key information technology systems and the cost to comply with information security requirements and privacy laws; changes in, or loss of, our contractual relationships with the U.S. Postal Service or posts in other major markets; changes in postal regulations; competitive factors, including pricing pressures, technological developments and the introduction of new products and services by competitors; the United Kingdom's potential exit from the European Union (Brexit); our success in developing and marketing new products and services, and obtaining regulatory approvals, if required; changes in banking regulations or the loss of our Industrial Bank charter; changes in labor conditions and transportation costs; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates and interest rates; changes in global political conditions and international trade policies, including the imposition or expansion of trade tariffs and other factors as more fully outlined in the Company's 2018 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and nine months ended September 30, 2019 and 2018, and consolidated balance sheets as of September 30, 2019 and December 31, 2018 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue:
Equipment sales	$89,618	$88,799	$264,956	$289,318
Supplies	44,818	50,403	142,261	165,853
Rentals	19,737	21,432	60,339	65,852
Financing	90,577	96,799	280,039	294,277
Support services	126,274	138,055	382,578	417,303
Business services	419,101	364,793	1,243,609	1,121,505
Total revenue	790,125	760,281	2,373,782	2,354,108

Costs and expenses:
Cost of equipment sales	59,859	52,209	182,094	173,626
Cost of supplies	12,225	13,967	37,533	46,652
Cost of rentals	5,090	9,174	23,223	30,386
Financing interest expense	11,026	10,849	33,433	33,107
Cost of support services	41,086	45,872	123,453	134,204
Cost of business services	338,519	287,237	1,003,483	872,183
Selling, general and administrative	254,092	241,350	757,228	759,469
Research and development	12,272	15,636	38,421	44,651
Restructuring charges and asset impairments, net	47,017	6,099	56,616	18,771
Interest expense, net	28,704	26,588	84,325	89,377
Other components of net pension and postretirement cost	(882)	(1,852)	(3,138)	(6,070)
Other expense	667	7,964	18,350	7,964
Total costs and expenses	809,675	715,093	2,355,021	2,204,320

(Loss) income from continuing operations before taxes	(19,550)	45,188	18,761	149,788
(Benefit) provision for income taxes	(24,895)	(2,468)	(13,351)	17,235
Income from continuing operations	5,345	47,656	32,112	132,553
(Loss) income from discontinued operations, net of tax	(8,470)	32,621	(14,199)	59,289
Net (loss) income	$(3,125)	$80,277	$17,913	$191,842

Basic earnings (loss) per share (1):
Continuing operations	$0.03	$0.25	$0.18	$0.71
Discontinued operations	(0.05)	0.17	(0.08)	0.32
Net income	$(0.02)	$0.43	$0.10	$1.02

Diluted earnings (loss) per share (1):
Continuing operations	$0.03	$0.25	$0.18	$0.70
Discontinued operations	(0.05)	0.17	(0.08)	0.32
Net income	$(0.02)	$0.43	$0.10	$1.02

Weighted-average shares used in diluted earnings per share	171,200,404	188,414,719	179,096,058	188,190,057
(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	September 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$514,851	$867,262
Short-term investments	137,032	59,391
Accounts and other receivables, net	365,522	371,797
Short-term finance receivables, net	617,178	653,236
Inventories	76,339	62,279
Current income taxes	25,598	5,947
Other current assets and prepayments	101,829	74,782
Assets of discontinued operations	568,413	602,823
Total current assets	2,406,762	2,697,517

Property, plant and equipment, net	371,666	398,501
Rental property and equipment, net	39,400	46,228
Long-term finance receivables, net	616,746	635,908
Goodwill	1,317,037	1,332,351
Intangible assets, net	199,715	213,200
Operating lease assets	172,617	152,554
Noncurrent income taxes	80,561	65,001
Other assets	392,720	397,159
Total assets	$5,597,224	$5,938,419

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,337,214	$1,348,127
Current operating lease liabilities	34,091	35,208
Current portion of long-term debt	501,728	199,535
Advance billings	106,968	116,862
Current income taxes	8,525	15,284
Liabilities of discontinued operations	157,034	174,798
Total current liabilities	2,145,560	1,889,814

Long-term debt	2,567,363	3,066,073
Deferred taxes on income	253,151	253,560
Tax uncertainties and other income tax liabilities	45,179	39,548
Noncurrent operating lease liabilities	148,125	125,294
Other noncurrent liabilities	412,434	462,288
Total liabilities	5,571,812	5,836,577

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	-	1
Cumulative preference stock, no par value, $2.12 convertible	-	396
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	101,651	121,475
Retained earnings	5,270,741	5,279,682
Accumulated other comprehensive loss	(926,452)	(948,961)
Treasury stock, at cost	(4,743,866)	(4,674,089)
Total stockholders' equity	25,412	101,842
Total liabilities and stockholders' equity	$5,597,224	$5,938,419

Pitney Bowes Inc.
Business Segment Revenue
(Unaudited; in thousands)

	Three months ended September 30,			Nine months ended September 30,
	2019	2018	% Change	2019	2018	% Change
REVENUE
Global Ecommerce	$278,995	$232,845	20%	$827,568	$718,535	15%
Presort Services	131,483	125,334	5%	394,468	382,522	3%
Commerce Services	410,478	358,179	15%	1,222,036	1,101,057	11%

Sending Technology Solutions	379,647	402,102	(6%)	1,151,746	1,253,051	(8%)

Total revenue	$790,125	$760,281	4%	$2,373,782	$2,354,108	1%

Reconciliation of reported revenue to revenue excluding currency and Market Exits
Total revenue	$790,125	$760,281	4%	$2,373,782	$2,354,108	1%
Currency impact on revenue	4,068	-		17,982	-
Revenue, at constant currency	794,193	760,281	4%	2,391,764	2,354,108	2%
Less revenue from Market Exits	1,470	10,873		9,549	39,350
Revenue, excluding currency and Market Exits	$792,723	$749,408	6%	$2,382,215	$2,314,758	3%

Pitney Bowes Inc.
Business Segment EBIT & EBITDA
(Unaudited; in thousands)

	Three Months Ended September 30,
	2019			2018			% change
	EBIT (1)	D&A	EBITDA	EBIT (1)	D&A	EBITDA	EBIT	EBITDA

Global Ecommerce	$ (21,793)	$ 17,356	$ (4,437)	$ (14,330)	$ 15,150	$ 820	(52%)	>(100%)
Presort Services	17,687	7,667	25,354	17,435	6,867	24,302	1%	4%
Commerce Services	(4,106)	25,023	20,917	3,105	22,017	25,122	>(100%)	(17%)

Sending Technology Solutions	130,954	9,579	140,533	134,607	9,499	144,106	(3%)	(2%)

Segment Total	$ 126,848	$ 34,602	161,450	$ 137,712	$ 31,516	169,228	(8%)	(5%)

Reconciliation of Segment EBITDA to Net Income:
Segment depreciation and amortization (2)			(34,602)			(31,516)
Unallocated corporate expenses			(58,277)			(40,988)
Restructuring charges and asset impairments, net			(47,017)			(6,099)
Interest, net			(39,730)			(37,437)
Other expense			(667)			(7,964)
Transaction costs			(707)			(36)
Benefit for income taxes			24,895			2,468
Income from continuing operations			5,345			47,656
(Loss) income from discontinued operations, net of tax			(8,470)			32,621
Net (loss) income			$ (3,125)			$ 80,277

	Nine Months Ended September 30,
	2019			2018			% change
	EBIT (1)	D&A	EBITDA	EBIT (1)	D&A	EBITDA	EBIT	EBITDA

Global Ecommerce	$ (51,969)	$ 50,697	$ (1,272)	$ (28,034)	$ 45,047	$ 17,013	(85%)	>(100%)
Presort Services	48,215	21,675	69,890	57,026	19,652	76,678	(15%)	(9%)
Commerce Services	(3,754)	72,372	68,618	28,992	64,699	93,691	>(100%)	(27%)

Sending Technology Solutions	378,095	30,347	408,442	412,427	30,979	443,406	(8%)	(8%)

Segment Total	$ 374,341	$ 102,719	477,060	$ 441,419	$ 95,678	537,097	(15%)	(11%)

Reconciliation of Segment EBITDA to Net Income:
Segment depreciation and amortization (2)			(102,719)			(95,678)
Unallocated corporate expenses			(160,283)			(141,321)
Restructuring charges and asset impairments, net			(56,616)			(18,771)
Interest, net			(117,758)			(122,484)
Other expense			(18,350)			(7,964)
Transaction costs			(2,573)			(1,091)
Benefit (provision) for income taxes			13,351			(17,235)
Income from continuing operations			32,112			132,553
(Loss) income from discontinued operations, net of tax			(14,199)			59,289
Net income			$ 17,913			$ 191,842
(1) Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(2) Represents depreciation and amortization expense of reporting segments only and does not include corporate depreciation and amortization expense of $5,935 and $5,111 for the three months ended September 30, 2019 and 2018, respectively, and $15,795 and $16,477 for the nine months ended September 30, 2019 and 2018, respectively.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Reconciliation of reported net income to adjusted earnings
Net (loss) income	$(3,125)	$80,277	$17,913	$191,842
Loss (income) from discontinued operations, net of tax	8,470	(32,621)	14,199	(59,289)
Restructuring charges and asset impairments, net	34,722	4,466	41,709	13,784
Loss on disposition of businesses	-	-	19,396	-
Loss on extinguishment of debt	497	5,933	497	5,933
Transaction costs	527	27	1,917	814
Tax adjustments, net	-	(7,986)	-	(13,966)
Adjusted net income	41,091	50,096	95,631	139,118
(Benefit) provision for income taxes, as adjusted	(12,250)	9,191	669	38,496
Interest, net	39,730	37,437	117,758	122,484
Adjusted EBIT	68,571	96,724	214,058	300,098
Depreciation and amortization	40,537	36,627	118,514	112,155
Adjusted EBITDA	$109,108	$133,351	$332,572	$412,253

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share
Diluted (loss) earnings per share	$(0.02)	$0.43	$0.10	$1.02
Loss (income) from discontinued operations, net of tax	0.05	(0.17)	0.08	(0.32)
Restructuring charges and asset impairments, net	0.20	0.02	0.23	0.07
Loss on disposition of businesses	-	-	0.11	-
Loss on extinguishment of debt	-	0.03	-	0.03
Transaction costs	-	-	0.01	-
Tax adjustments, net	-	(0.04)	-	(0.07)
Adjusted diluted earnings per share	$0.24	$0.27	$0.53	$0.74

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities	$95,502	$104,077	$182,284	$258,570
Net cash used in operating activities - discontinued operations	(10,324)	(20,954)	(15,858)	(68,428)
Capital expenditures	(36,034)	(27,854)	(95,221)	(105,295)
Restructuring payments	5,840	11,449	18,845	39,242
Reserve account deposits	11,441	905	3,125	6,864
Transaction costs paid	2,917	9,205	9,025	13,242
Free cash flow	$69,342	$76,828	$102,200	$144,195

Contacts

Editorial -
Bill Hughes
Chief Communications Officer
203/351-6785

Financial -
Adam David
VP, Investor Relations
203/351-7175